Exhibit 99.7

EXECUTION VERSION

CONFIDENTIAL

LOCK-UP AGREEMENT

This Lock-Up Agreement (as may be amended, supplemented, modified and varied from time to time in accordance with the terms herein, this “Agreement”) is made as of March 12, 2025 by and among iClick Interactive Asia Group Limited, a Cayman Islands exempted company (“ICLK”), and the undersigned (“Holder”).

WHEREAS, ICLK, Overlord Merger Sub Ltd., a Cayman Islands exempted company and a direct, wholly owned subsidiary of ICLK (“Merger Sub”) and Amber DWM Holding Limited, a Cayman Islands exempted company (“DWM”) entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) on November 29, 2024, pursuant to which, at the Closing, Merger Sub shall be merged with and into DWM, with DWM surviving as a direct wholly owned subsidiary of ICLK (the “Merger”);

WHEREAS, contemporaneously with the execution and delivery of the Merger Agreement, certain shareholders of DWM entered into a lock-up agreement with ICLK, with respect to the New Ordinary Shares that will be held by such shareholders on or immediately after the Effective Time.

WHEREAS, it is contemplated that Holder will also receive certain New Ordinary Shares upon the consummation of the Merger in accordance with the terms and conditions of the Merger Agreement (the “Transaction Shares”);

WHEREAS, in connection with the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Transaction Shares to be received by Holder as consideration for the Merger at Closing (all such Transaction Shares held or received by Holder as Merger Consideration, together with, if applicable, any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, and any American Depository Shares representing such Transaction Shares or securities, collectively, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

Section 2.           Lock-Up Provisions.

(a)               Holder hereby agrees not to, without the prior written consent of a majority of the directors of ICLK then in office (the “Requisite Consent”), during the period from the Closing Date and ending on the date that is 12 months following the Closing Date the “Lock-Up Period”): (i) sell, offer, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”); provided, that the foregoing restriction shall not apply to:

(I) any pledge of any Restricted Securities to one or more lending institutions that create a mere security interest in such Restricted Securities for or in connection with bona fide loans, advances or extensions of credit entered into by Holder or any of its affiliates or any refinancings thereof, so long as Holder continues to control the exercise of the voting rights of such pledged Restricted Securities prior to an event of default (however described) under the agreements for such loans, advances, extensions of credit or refinancings and any transfers of such Restricted Securities upon foreclosure;

(II) the transfer of any or all of the Restricted Securities upon the death of Holder by gift, will or intestate succession;

(III) the transfer of any or all of the Restricted Securities to (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (B) any entities controlled by, controlling or under common control with such Holder, (C) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (D) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, and (E) if Holder is an entity, any direct or indirect partners, members or equity holders of Holder, any affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates as part of a distribution;

(IV) by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(V) transfers of any or all of the Restricted Securities to another holder who has received certain New Ordinary Shares upon the consummation of the Merger which New Ordinary Shares are subject to a lock-up agreement substantially similar to this Agreement; and

(VI) transfers made in connection with a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction that results in all of ICLK’s shareholders having the right to exchange their equity holdings in ICLK for cash, securities or other property subsequent to the Closing Date;

provided, however, that in each of cases (I) through (V), it shall be a condition to such transfer that the transferee executes and delivers to ICLK an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder and agree to be bound by the obligations applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. Holder further agrees to execute such agreements as may be reasonably requested by ICLK that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)               If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and ICLK shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 2, ICLK may impose stop-transfer instructions with respect to the Restricted Securities of Holder until the end of the Lock-Up Period, except with respect to transfers in compliance with the foregoing restrictions.

(c)               During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MARCH 12, 2025, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED.”

Promptly upon the expiration of the Lock-Up Period or the obtaining of the Requisite Consent with respect to any Restricted Securities, ICLK shall remove or cause to remove such legend from the certificates evidencing such Restricted Securities.

(d)               For the avoidance of any doubt, except as expressly provided herein, Holder shall retain all the rights such Holder is entitled to as a shareholder of ICLK pursuant to the Governing Documents of ICLK and applicable Legal Requirements during the Lock-Up Period, including the right to vote in respect of any Restricted Securities held by such Holder in accordance therewith.

Section 3.           Authority; binding. If such Holder is a legal entity, such Holder has all requisite power and authority to enter into this Agreement, to perform fully such Holder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Holder is a natural person, such Holder has the legal capacity to enter into this Agreement. If such Holder is a legal entity, this Agreement has been duly authorized, executed and delivered by such Holder. This Agreement constitutes a valid and binding obligation of such Holder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

Section 4.           Termination. This Agreement shall be legally binding on Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, this letter shall not have any force or effect prior to the Closing, and in the event that the Merger Agreement is terminated in accordance with its terms without the Closing having occurred, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate in its entirety and be void ab initio and be of no further force or effect.

Section 5.           Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

Section 6.           Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 7.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date that transmission is confirmed electronically, if delivered by email; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to ICLK, to:

c/o DWM Holding Limited

1 Wallich Street
#30-02
Guoco Tower
Singapore 078881

Attention: Wayne Huo

Email: [Redacted]

with a copy to (which will not constitute notice):

Simpson Thacher & Bartlett

35th Floor, ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Yi Gao

Email: YGao@stblaw.com

and

Simpson Thacher & Bartlett LLP

3919 China World Center

1 Jianguomenwai Avenue

Beijing, 100004, China

Attention: Yang Wang

Email: yang.wang@stblaw.com

if to Holder, to the address set forth underneath Holder’s name on the signature page hereto, or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 8.           Miscellaneous.

(a)               Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

(b)               Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.

(c)               Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

(d)               Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

(e)               Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)                Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ICLK

ICLICK INTERACTIVE ASIA GROUP LIMITED

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Name of Holder

AMBER FORT LIMITED

By:
Name: Wu Yuao
Title: Director

Addresses for Notices:
Holder	Address: Attention: Email:
With a copy to:	Address: Attention: Email:

[Signature Page to Lock-Up Agreement]